Exhibit 99.1

 Stratagene Reports Strong Fourth Quarter and 2004 Financial Results; Fourth Quarter Earnings of $0.08 Per Share Ahead of Company's Guidance

    LA JOLLA, Calif.--(BUSINESS WIRE)--March 8, 2005--

  QPCR Sales Grow 30% and Allergy Clinical Diagnostic Sales Grow 22%
       During 2004; Company Announces QPCR Instrument Agreement;
              Company Reiterates Full Year 2005 Guidance

    Stratagene Corporation (Nasdaq: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today released strong financial results for the fourth quarter and full year ended December 31, 2004.
    For the fourth quarter of 2004, Stratagene's revenue grew 20% to $22.8 million compared with $18.9 million in the fourth quarter of 2003. For the year ended December 31, 2004, the Company's revenue grew 22% to $85.0 million compared with $69.7 million in fiscal 2003.
    For the fourth quarter of 2004, the Company generated net income of $1.9 million, or $0.08 per diluted share, compared with $237,000, or $0.02 per diluted share, in the comparable quarter of 2003. For the year ended December 31, 2004, the Company's net income was $7.6 million, or $0.39 per diluted share, compared with $3.3 million, or $0.21 per diluted share, for fiscal 2003.
    For the full year 2004 the Company had an effective tax rate of 31%. The pre-tax income includes a gain on the sale of a portion of its minority interest in a limited partnership. Excluding the gain, which was not taxable to the Company, its effective tax rate for the full year was 37%.
    At December 31, 2004, cash, cash equivalents and marketable securities were $5.7 million and total assets were $80.2 million. Since June, the Company has repaid more than $11.5 million in total debt. As of December 31, 2004, total debt was $9.7 million.
    "We had a very strong finish to 2004 and were pleased that we achieved fourth quarter revenue and earnings that were ahead of our expectations," said Joseph A. Sorge, MD, President and CEO of Stratagene Corporation. "Our two fastest growing product lines remained Quantitative PCR (QPCR) and clinical allergy diagnostics. During 2004 our QPCR product line sales growth remained strong and was up 30% and our clinical allergy diagnostic product line grew 22%.
    "We remain confident that we are well positioned to successfully execute on our long-term molecular and clinical diagnostics strategies," continued Dr. Sorge. "Throughout 2005 we will continue to invest in diagnostic opportunities. To date, we remain on target to begin marketing our molecular diagnostics technology during the second half of 2005. In addition, we have continued to work closely with Bayer Diagnostics and Beckman Coulter to adapt our reagents to their diagnostic instruments. We have completed the initial development programs and we believe that Bayer Diagnostics and Beckman Coulter will both be ready to launch their new tests in the second half of 2005.
    "We have also just signed an agreement with a European company to purchase our Mx 3000P QPCR thermal cycler instruments," continued Dr. Sorge. "This agreement further demonstrates that Stratagene is viewed by the scientific community as a superior manufacturer of QPCR instruments. We believe that these relationships, and others, including our recently announced strategic alliance with Affymetrix, coupled with our market leading chemistries will allow us to reach our objectives."
    Stratagene was a privately held company until June 2, 2004, when it merged with Hycor Biomedical Inc. (formerly Nasdaq: HYBD) with Hycor surviving as a wholly owned subsidiary of Stratagene. Stratagene's year-to-date 2004 results include the historical results of Stratagene combined with the results of Hycor from the effective date of the merger through December 31, 2004. The inclusion of Hycor's results subsequent to the completion of the merger transaction is responsible for $5.6 million and $13.4 million of the increase in revenues in the three and twelve month periods ended December 31, 2004.
    Gross margin increased to 64.4% for the fourth quarter of 2004 compared with 63.3% for the same quarter of 2003. In the fourth quarter of 2003, Stratagene recorded higher volumes of lower margin instrument sales, which reduced the gross margin. For the full year 2004, gross margin decreased to 65.6% compared with 66.8% in the comparable period of 2003 primarily due to the inclusion of lower margin clinical diagnostic product sales since the merger with Hycor.
    Selling, marketing and general and administrative expenses increased 25% in the fourth quarter to $9.1 million compared with $7.3 million in the fourth quarter of 2003 primarily as a result of the addition of Hycor's expenses for 2004. Stratagene also recorded amortizable intangible assets related to patents, trade names and customer contracts, which are being amortized to selling, general and administrative expense through approximately June 2007. The quarterly amortization expense is currently approximately $130,000.

    Outlook for the Full Year 2005

    For the full year 2005, Stratagene continues to expect revenue to be between $95 and $98 million and net income to be between $.35 to $.40 per share. The Company expects its full year effective tax rate to be 36%. In addition, the Company expects to achieve a gross margin of approximately 64%. Research and development expenses should be between 12% and 13% of revenue and selling, general and administrative expenses should range between 37% and 38% of revenue.

    Conference Call Today

    Stratagene will host a conference call and webcast today, Tuesday, March 8, 2005, at 4:30 p.m. Eastern Time to discuss the Company's fourth quarter and full year 2004 results, outlook for the full year 2005, as well as current corporate developments. The dial-in number for the conference call is 800-240-2430 for domestic participants and 303-262-2211 for international participants.
    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight on Tuesday, March 15, 2005. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11025083#. To access the live webcast of the call, go to Stratagene's website at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

    About Stratagene Corporation

    Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company's life science research division supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic division develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostics kits and instrumentation. More information is available at www.stratagene.com.

    Forward Looking Statements

    This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including Stratagene's beliefs about its business prospects and future results of operations. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life sciences research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company's ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please refer to the "risk factors" contained in Stratagene's Form S-4 Registration Statement (Registration No. 333-109420) relating to the Hycor merger transaction and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including quarterly reports on Form 10-Q and annual reports on Form 10-K.

               STRATAGENE CORPORATION AND SUBSIDIARIES
                             (unaudited)
           (Dollars in thousands except earnings per share)

CONDENSED CONSOLIDATED INCOME STATEMENTS
----------------------------------------

                                     Three Months     Twelve Months
                                        Ended             Ended
                                     December 31,      December 31,
                                   ----------------- -----------------
                                      2004     2003     2004     2003
                                   -------- -------- -------- --------

Product sales                      $22,765  $18,931  $85,010  $69,703
Costs and expenses:
      Cost of products sold          8,099    6,939   29,238   23,145
      Research and development       2,695    2,328   10,754   10,455
      Sales, marketing and general
       and administrative            9,114    7,308   34,599   26,273
                                   -------- -------- -------- --------
Total costs and expenses            19,908   16,575   74,591   59,873
                                   -------- -------- -------- --------
Income from operations               2,857    2,356   10,419    9,830
Other income and expenses:
      Loss on foreign currency
       transactions                     (8)    (825)    (226)  (1,151)
      Equity in income (loss) of
       joint venture                   (25)     (98)   1,788     (246)
Other income (expense), net           (254)      21      495      (10)
      Interest and other expense      (201)    (973)  (1,641)  (3,526)
      Interest income                   14       61      147      240
                                   -------- -------- -------- --------
Total other expenses                  (474)  (1,814)     563   (4,693)
                                   -------- -------- -------- --------
Income before income taxes           2,383      542   10,982    5,137
Income tax expense                     513      305    3,370    1,885
                                   -------- -------- -------- --------
             Net income             $1,870     $237   $7,612   $3,252
                                   ======== ======== ======== ========
Earnings per share:
Basic                                $0.08    $0.02    $0.39    $0.21
Diluted                              $0.08    $0.02    $0.39    $0.21

Weighted average shares:
Basic                               22,016   15,633   19,308   15,633
Diluted                             22,103   15,633   19,313   15,633


CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------               Dec. 31, Dec. 31,
                                                       2004     2003
                                                     -------- --------
 Cash, cash equivalents and marketable securities     $5,670   $2,662
 Other current assets                                 27,923   21,005
 Property and equipment, net                          12,112   10,321
 Goodwill                                             27,234        -
 Other assets, net                                     7,283    4,600
                                                     -------- --------
  Total assets                                       $80,222  $38,588
                                                     ======== ========

 Current portion of long-term debt                      $735     $920
 Other current liabilities                            14,785   13,262
 Long-term debt, less current portion                  8,972   29,462
 Other long-term liabilities                             396      891
 Stockholders' equity (deficit)                       55,334   (5,947)
                                                     -------- --------
       Total liabilities and stockholders' equity
        (deficit)                                    $80,222  $38,588
                                                     ======== ========


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------
                                                      Twelve Months
                                                          Ended
                                                       December 31,
                                                     -----------------
                                                       2004     2003
                                                     -------- --------
Cash flows from operating activities:
   Net income                                         $7,612   $3,252
   Depreciation and amortization                       3,241    2,716
   Equity in (income) loss of joint venture           (1,763)     246
   Stock-based compensation                              903       73
   Other items, net                                      967    1,406
                                                     -------- --------
      Net cash provided by operating activities       10,960    7,693
                                                     -------- --------
Cash flows from investing activities:
   Cash acquired in merger with Hycor, net of
    acquisition costs                                  4,520        -
   Purchases of property and equipment                (1,798)  (1,320)
   Additions to intangible assets                     (1,316)  (1,048)
   Cash distributions from joint venture               2,012        -
   Other items, net                                      665       20
                                                     -------- --------
      Net cash provided by investing activities        4,083   (2,348)
                                                     -------- --------
Cash flows from financing activities:
   Principal payments on debt, net                   (12,267)  (3,323)
   Distributions to BCH members                         (476)    (545)
Proceeds from issuance of common stock                   176        -
                                                     -------- --------
      Net cash used in financing activities          (12,567)  (3,868)
Effects of foreign currency exchange rates on cash       410     (681)
                                                     ======== ========
   Net increase in cash                                2,886      796
Cash at beginning of period                            2,004    1,208
                                                     -------- --------
Cash at end of period                                 $4,890   $2,004
                                                     ======== ========

    CONTACT: Stratagene Corporation
             Reg Jones, 858-535-5400, ext. 15419
             or
             Investors:
             EVC Group, Inc.
             Douglas Sherk or Jennifer Beugelmans, 415-896-6820
              or
             Media:
             EVC Group, Inc.
             Chris Toth, 415-896-6820